ANNUAL REPORT
Chevy Chase Home Loan Trust 1996-1
$ 153,521,000 7.15% Asset Backed Certificates
For the Year Ended December 31, 2002




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2002           0     195,265      76,256    2.78%    3,588,360   10.90%
 Feb-2002   3,099,316     195,265      31,172    1.18%    2,952,649    9.35%
 Mar-2002           0     176,798      32,268    1.21%    2,533,789    7.91%
 Apr-2002          (0)    176,798      34,164    1.35%    2,092,094    6.88%
 May-2002   3,385,780     176,798         356    0.01%    1,681,117    5.76%
 Jun-2002          (0)    156,624     (30,088)  -1.29%    1,580,272    5.66%
 Jul-2002           0     156,624     (14,621)  -0.66%    1,787,710    6.68%
 Aug-2002   3,154,514     156,624     (43,612)  -2.07%    2,075,722    8.20%
 Sep-2002           0     137,829     (34,647)  -1.73%    1,763,024    7.32%
 Oct-2002           0     137,829       3,119    0.16%    1,757,066    7.57%
 Nov-2002   2,969,123     137,829      (8,542)  -0.46%    1,909,884    8.64%
 Dec-2002           0     120,137     (66,391)  -3.76%    2,021,657    9.54%

          ____________ ___________ ___________
  Totals   12,608,733   1,924,418     (20,567)

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.